February 2016 Preliminary Pricing Supplement No. 807 Registration Statement No. 333-200365 Dated February 10, 2016 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. and International Equities

Market-Linked Notes due February 16, 2022

Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

The notes are unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement, index supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the arithmetic average of the closing value of a weighted basket of one index and one exchange-traded fund (ETF) on each of the determination dates (as defined below) during the 3-month period prior to maturity, subject to the maximum payment at maturity. If the basket appreciates, your upside return will in all cases be less than the average basket percent change. These long-dated notes are for investors who are concerned about principal risk but seek a return based on the performance of the basket components, and who are willing to forgo current income, full participation in any appreciation of the basket and upside returns beyond the maximum payment at maturity in exchange for the repayment of principal at maturity plus a supplemental redemption amount, if any. The notes are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per note (see “Commissions and issue price” below)
Stated principal amount:	$10 per note
Aggregate principal amount:	$
Pricing date:	February 11, 2016
Original issue date:	February 17, 2016 (3 business days after the pricing date)
Maturity date:	February 16, 2022
Interest:	None
Basket:	Basket component*	Ticker symbol*	Basket component weighting	Initial basket component value	Multiplier
	The S&P 500® Index (the “SPX Index”)	SPX	70%
	Shares of the iShares® MSCI Emerging Markets ETF (the “EEM Shares”)	EEM UP	30%	$
* Ticker symbols are being provided for reference purposes only. We refer to the SPX Index and the EEM Shares, collectively, as the basket components, and to the EEM Shares as the underlying shares.
Payment at maturity:

The payment due at maturity per $10 stated principal amount will equal:

$10 + supplemental redemption amount, if any.

In no event will the payment at maturity be less than $10 per note or greater than the maximum payment at maturity. Because the participation rate is less than 100%, you will not participate fully in any appreciation of the basket.

Supplemental redemption amount:	(i) $10 times (ii) the average basket percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 or greater than $10 per note
Participation rate:	72%
Maximum payment at maturity:	$20 per note (200% of the stated principal amount)
Average basket closing value:	The arithmetic average of the basket closing values on each of the determination dates, as determined on the final determination date.
Average basket percent change:	(average basket closing value – initial basket value) / initial basket value
Listing:	The notes will not be listed on any securities exchange.
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $9.369 per note, or within $0.20 of that estimate. See “Investment Summary” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per note	$10	$0.30(1)
		$0.05(2)	$9.65
Total	$	$	$
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each note.

(3)	See “Use of proceeds and hedging” on page 29.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

Prospectus Supplement dated November 19, 2014	Index Supplement dated November 19, 2014	Prospectus dated November 19, 2014

Market-Linked Notes due February 16, 2022

Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

Terms continued from previous page:
Initial basket value:	The initial basket value will equal 100, which is equal to the sum of the products of (i) the initial basket component value of each basket component and (ii) the multiplier for such basket component, each as determined on the pricing date.
Basket closing value:	On any determination date, the sum of the products of (i) the basket component closing value for each basket component, and (ii) the multiplier for such basket component
Basket component closing value:

On any day, the basket component closing value for each basket component shall be:

(i) in the case of the SPX Index, the index closing value of the SPX Index on such day; and

(ii) in the case of the EEM Shares, the closing price of the EEM Shares on such day times the adjustment factor on such day.

Multiplier:	The multiplier for each basket component will be set on the pricing date so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value of 100. Each multiplier will remain constant for the term of the notes.
Adjustment factor:	With respect to the EEM Shares, 1.0, subject to adjustment in the event of certain events affecting the underlying shares. See “Additional Information About the Notes—Antidilution adjustments” below.
Determination dates:	Each day that is a scheduled index business day and a scheduled trading day during the 3-month period from and including November 11, 2021 to and including the final determination date. The determination dates are subject to postponement for non-index business days, non-trading days and certain market disruption events. See “Additional Information About the Notes—Postponement of determination dates” below.
Final determination date:	February 11, 2022, subject to postponement for non-index business days, non-trading days and certain market disruption events.
CUSIP:	61766A111
ISIN:	US61766A1117

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Market-Linked Notes due February 16, 2022

Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

Investment Summary

Market-Linked Notes

The Market-Linked Notes due February 16, 2022 Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF (the “notes”) offer the potential for a supplemental redemption amount at maturity based on the arithmetic average of the closing value of a basket of one index and one ETF on each of the determination dates during the 3-month period prior to maturity, subject to the maximum payment at maturity. The notes provide investors:

▪	reduced (72%) upside exposure to any appreciation of the basket, subject to the maximum payment at maturity of $20 per note (200% of the stated principal amount)

▪	the repayment of principal at maturity

▪	no exposure to any decline of the average basket closing value below the initial basket value if the notes are held to maturity

At maturity, if the average basket percent change is less than or equal to zero, you will receive the stated principal amount of $10 per note, without any return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 6 years
Participation rate:	72%
Maximum payment at maturity:	$20 per note (200% of the stated principal amount)
Interest:	None

We are using this preliminary pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

The original issue price of each note is $10. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $10. We estimate that the value of each note on the pricing date will be approximately $9.369, or within $0.20 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

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Market-Linked Notes due February 16, 2022

Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

In determining the economic terms of the notes, including the participation rate and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

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Market-Linked Notes due February 16, 2022

Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

Key Investment Rationale

Market-Linked Notes offer investors reduced (72%) upside exposure to the performance of a weighted basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek a return based on the performance of the basket components, and who are willing to forgo current income, full participation in any appreciation of the basket and upside beyond the maximum payment at maturity in exchange for the repayment of principal at maturity plus a supplemental redemption amount, if any. If the basket appreciates, your upside return will in all cases be less than the average basket percent change.

Repayment of Principal	The notes offer investors 72% exposure to any positive performance of the basket, as measured on each of the determination dates, up to the maximum payment at maturity, while providing for the repayment of principal in full at maturity.
Upside Scenario	The arithmetic average of the basket closing values on each of the determination dates is greater than the initial basket value of 100, and, at maturity, the notes pay the stated principal amount of $10 plus 72% of the positive percent change from the initial basket value to the average basket closing value, subject to the maximum payment at maturity of $20 per note (200% of the stated principal amount).
Par Scenario	The average basket closing value is less than or equal to the initial basket value, and, at maturity, the notes pay only the stated principal amount of $10.

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Market-Linked Notes due February 16, 2022

Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

Hypothetical Payout on the Notes

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any, subject to the maximum payment at maturity. The supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$10 x average basket percent change x 72% In no event will the supplemental redemption amount be less than zero or greater than $10 per note.
where
average basket percent change	=	(average basket closing value – initial basket value) / initial basket value
average basket closing value	=	the arithmetic average of the basket closing values on each of the determination dates, as determined on the final determination date.
maximum payment at maturity	=	$20 per note (200% of the stated principal amount)

In no event will the payment at maturity be less than the stated principal amount or greater than the maximum payment at maturity. Because the participation rate is less than 100%, you will not participate fully in any appreciation of the basket.

Hypothetical Payment at Maturity

The table below illustrates the payment at maturity for each note for a hypothetical range of average basket percent change and does not cover the complete range of possible payouts at maturity. The table reflects the initial basket value of 100 and the maximum payment at maturity of $20 per note.

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Market-Linked Notes due February 16, 2022

Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

Average basket percent change	Average basket closing value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $10 note
140.00%	240.00	$10	$10.00	$20.00	100.00%
138.89%	238.89	$10	$10.00	$20.00	100.00%
130.00%	230.00	$10	$9.36	$19.36	93.60%
120.00%	220.00	$10	$8.64	$18.64	86.40%
110.00%	210.00	$10	$7.92	$17.92	79.20%
100.00%	200.00	$10	$7.20	$17.20	72.00%
90.00%	190.00	$10	$6.48	$16.48	64.80%
80.00%	180.00	$10	$5.76	$15.76	57.60%
70.00%	170.00	$10	$5.04	$15.04	50.40%
60.00%	160.00	$10	$4.32	$14.32	43.20%
50.00%	150.00	$10	$3.60	$13.60	36.00%
40.00%	140.00	$10	$2.88	$12.88	28.80%
30.00%	130.00	$10	$2.16	$12.16	21.60%
20.00%	120.00	$10	$1.44	$11.44	14.40%
10.00%	110.00	$10	$0.72	$10.72	7.20%
0.00%	100.00	$10	$0	$10	0.00%
–10.00%	90.00	$10	$0	$10	0.00%
–20.00%	80.00	$10	$0	$10	0.00%
–30.00%	70.00	$10	$0	$10	0.00%
–40.00%	60.00	$10	$0	$10	0.00%
–50.00%	50.00	$10	$0	$10	0.00%
–60.00%	40.00	$10	$0	$10	0.00%
–70.00%	30.00	$10	$0	$10	0.00%
–80.00%	20.00	$10	$0	$10	0.00%
–90.00%	10.00	$10	$0	$10	0.00%
–100.00%	0.00	$10	$0	$10	0.00%

The average basket closing value is the arithmetic average of the basket closing values on each of the determination dates, as determined on the final determination date. The examples below illustrate the average basket closing value for a range of hypothetical basket closing values on each of the determination dates, but do not reflect the complete range of possible movements of the basket. The examples assume 60 determination dates during the 3-month period prior to maturity and a basket closing value of 110 on the first determination date.

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Market-Linked Notes due February 16, 2022

Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

▪	In Example 1, the basket closing value of the basket increases during the first month of the approximately 3-month period of the determination dates, reaches a high of 127.50 and then decreases to 106.25 by the final determination date.

▪ Hypothetical average basket closing value: 114.3667

▪	In Example 2, the basket closing value of the basket decreases during the first month of the 3-month period of the determination dates, reaches a low of 87 and then increases to 113.25 by the final determination date.

▪ Hypothetical average basket closing value: 100.0067

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Market-Linked Notes due February 16, 2022

Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

▪	In Example 3, the basket closing value of the basket steadily increases throughout the 3-month period of determination dates from the starting value until reaching a value of 153.00 on the final determination date.

▪ Hypothetical average basket closing value: 140.4967

▪	In Example 4, the basket closing value of the basket steadily decreases throughout the 3-month period of the determination dates from the starting value until reaching a level of 78.85 on the final determination date.

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Market-Linked Notes due February 16, 2022

Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

▪ Hypothetical average basket closing value: 95.1033

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Market-Linked Notes due February 16, 2022

Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying prospectus supplement, index supplement and the accompanying prospectus. You should also consult with your investment, legal, tax, accounting and other advisors in connection with your investment in the notes.

▪	The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the average basket percent change is less than or equal to zero, you will receive only the stated principal amount of $10 for each note you hold at maturity. As the notes do not pay any interest, if the average basket closing value is not sufficiently higher than the initial basket value, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the basket closing value of the basket on each of the determination dates, as determined on the final determination date.

▪	The notes offer only reduced upside participation in any appreciation of the basket, subject to the maximum payment at maturity. If the average basket closing value has appreciated from the initial basket closing value, you will receive at maturity a return equal to $10 plus the supplemental redemption amount. However, because the participation rate is less than 100%, you will not participate fully in the appreciation of the basket. If the basket appreciates, your upside return will in all cases be less than the average basket percent change.

▪	The appreciation potential of the notes is limited by the maximum payment at maturity. The appreciation potential of the notes is limited by the maximum payment at maturity of $20.00 per note, or 200% of the stated principal amount. Because the payment at maturity will be limited to 200% of the stated principal amount for the notes, any increase in the average basket closing value beyond approximately 238.89% of the initial basket value will not further increase the return on the notes.

▪	Changes in the prices of the basket components may offset each other. Price movements in the basket components may not correlate with each other. At a time when the price of one basket component increases, the price of the other basket component may decline in value. Therefore, in calculating the payment at maturity, increases in the price of one basket component may be moderated, or wholly offset, by declines in the price of the other basket component.

▪	The market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the values of the basket components at any time and, in particular, on each of the determination dates, the volatility (frequency and magnitude of changes in value) of the basket components and the component stocks of the basket components, the dividend rate on the component stocks of the basket components, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the respective adjustment factor, interest and yield rates in the market, the time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or equities markets generally and which may affect the closing values of the basket components on any determination date, the exchange rates of the U.S. dollar relative to the currencies in which the stocks comprising the EEM Shares trade and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

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Market-Linked Notes due February 16, 2022

Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

▪	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley. The notes are not guaranteed by any other entity. If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪	The average basket closing value will be determined based on the values of the SPX Index and EEM Shares on multiple determination dates. The average basket closing value will be the arithmetic average of the basket closing values on each of the determination dates. Due to the multiple determination dates, increases in the basket closing value as of one or more determination dates may be partially or entirely offset by decreases in the basket closing value as of other determination dates. Even if the basket closing value has increased substantially on one or more determination dates (including the final determination date), the average basket closing value may nevertheless be less than or equal to the initial index value, and, accordingly, you may not receive at maturity an amount that is greater than the stated principal amount for each note you hold.

▪	The amount payable on the notes is not linked to the value of the SPX Index and EEM Shares at any time other than the determination dates. The amount payable on the notes will be based on the average basket closing value, which is the arithmetic average of the basket closing values on each of the determination dates, as determined on the final determination date, subject to postponement for non-index business days, non-trading days and certain market disruption events. Even if the value of the basket appreciates prior to the final determination date but then drops by the final determination date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop. Although the actual value of the basket on the stated maturity date or at other times during the term of the notes may be higher than the average basket closing value, the payment at maturity will be based solely on the average basket closing value, which is the arithmetic average of the basket closing values on each of the determination dates.

▪	There are risks associated with investments in securities, such as the notes, linked to the value of foreign (and especially emerging markets) equity securities. The EEM Shares track the performance of the MSCI Emerging Markets Index (the “share underlying index”), which is linked to the value of foreign (and especially emerging markets) equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the stocks included in the MSCI Emerging Markets IndexSM and that are generally tracked by the underlying shares have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and

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may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪	The prices of the EEM Shares are subject to currency exchange risk. Because the prices of the EEM Shares are related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the price of the EEM Shares will be adversely affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI Emerging Markets Index, the United States and other countries important to international trade and finance.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

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Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

▪	Adjustments to the SPX Index could adversely affect the value of the notes. The SPX Index publisher may add, delete or substitute the stocks constituting the SPX Index or make other methodological changes that could change the value of the SPX Index. The SPX Index publisher may discontinue or suspend calculation or publication of the SPX Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued SPX Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the notes will be an amount based on the closing prices of the securities composing the SPX Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the SPX Index last in effect prior to discontinuance of the SPX Index.

▪	Adjustments to the EEM Shares or the index tracked by the underlying shares could adversely affect the value of the notes. The investment adviser to the iShares® MSCI Emerging Markets ETF, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the notes. MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the share underlying index. MSCI may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. MSCI may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the value of the underlying shares, and consequently, the value of the notes.

▪	The performance and market price of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares. The underlying shares do not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the Fund and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the underlying shares may impact the variance between the performances of the Fund and the share underlying index. Finally, because the shares of the underlying shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying shares may differ from the net asset value per share of the underlying shares.

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In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the underlying shares may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the underlying shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying shares, and their ability to create and redeem shares of the underlying shares may be disrupted. Under these circumstances, the market price of shares of the underlying shares may vary substantially from the net asset value per share of the underlying shares or the level of the share underlying index.

For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares.  Any of these events could materially and adversely affect the price of the shares of the underlying shares and, therefore, the value of the notes.  Additionally, if market volatility or these events were to occur on any of the determination dates, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the notes. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based on the published closing price per share of the underlying shares on the determination dates, even if the underlying shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the underlying shares.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factors for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that can affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factors, the market price of the notes may be materially and adversely affected.

▪	Not equivalent to investing in the EEM Shares or the stocks composing the SPX Index or the share underlying index. Investing in the notes is not equivalent to investing in the SPX Index or its component stocks, the EEM Shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the EEM Shares, or the stocks that constitute the SPX Index or the share underlying index.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial basket component value and multiplier for each basket component, the basket closing value on each determination date, the average basket closing value and the average basket percent change, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market

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disruption events and the selection of a successor index or calculation of the basket closing value in the event of a discontinuance of any share underlying index or a market disruption event with respect to any basket component. These potentially subjective determinations may affect the payout to you at maturity. For further information regarding these types of determinations, see “Additional Information About the Notes—Additional Provisions—Calculation agent,” “—Closing price,” “—Market disruption event,” “—Postponement of determination dates,” “Discontinuance of the SPX Index; alteration of method of calculation,” “—Discontinuance of the EEM Shares and/or the share underlying index; alteration of method of calculation,” “—Alternate exchange calculation in case of an event of default” and “—Antidilution adjustments” below. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the basket components or the share underlying index), including trading in the basket components and the component stocks of the basket components and in other instruments related to the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination dates approach. Some of our subsidiaries also trade the basket components or the component stocks of the basket components and other financial instruments related to the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket component values, and, therefore, could increase the values at or above which the basket components must close on the determination dates before an investor receives a payment at maturity that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on any determination date, could adversely affect the values of the basket components on such determination date, and, accordingly, the amount of cash an investor will receive at maturity.

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Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

Basket Overview

The basket consists of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF and offers exposure to price movements in U.S. and international equity markets.

S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. S&P has announced that, effective with the September 2015 rebalance, consolidated share class lines are no longer included in the S&P 500® Index. Each share class line is subject to public float and liquidity criteria individually, but the company’s total market capitalization is used to evaluate each share class line for purposes of determining index membership eligibility. This may result in one listed share class line of a company being included in the S&P 500® Index while a second listed share class line of the same company is excluded. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

iShares® MSCI Emerging Markets ETF. The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM. The iShares® MSCI Emerging Markets ETF is managed by iShares®, Inc. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® MSCI Emerging Markets ETF is accurate or complete.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets IndexSM is described in “MSCI Emerging Markets IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

MSCI has announced that, effective with the November 2015 semi-annual index review, certain securities traded outside of their country of classification (i.e., “foreign listings”) are eligible for inclusion in certain MSCI Country Investable Market Indexes within the MSCI Global Investable Market Indices. Foreign listings are eligible to represent securities only from countries that meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI (All Country World Index) Investable Market Index.

This preliminary pricing supplement relates only to the notes offered hereby and does not relate to the EEM Shares. We have derived all disclosures contained in this preliminary pricing supplement regarding iShares from the publicly available documents described above. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the EEM Shares (and therefore the price of the EEM Shares at the time we price the notes) have been publicly disclosed. Subsequent disclosure of any such events or the

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disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the notes and therefore the value of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the EEM Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the EEM Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws. As a prospective purchaser of the notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the EEM Shares.

License Agreement between Morgan Stanley and Standard & Poor’s Financial Services LLC

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. See “S&P 500® Index” in the accompanying index supplement.

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Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

Information as of market close on February 8, 2016:

Basket Component Information as of February 8, 2016
	Ticker Symbol	Current Value	52 Weeks Ago	52 Week High	52 Week Low
SPX Index	SPX	1,853.44	2,055.47	2,130.82 (on 5/21/2015)	1,853.44 (on 2/8/2016)
EEM Shares	EEM UP	$29.60	$39.82	$44.09 (on 4/28/2015)	$28.25 (on 1/20/2016)

The following graph is calculated based on an initial basket value of 100 on January 1, 2011 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the terms of the notes, nor does it attempt to show in any way your expected return on an investment in the notes. The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2011 to February 8, 2016

Historical Information

The following tables set forth the published high and low closing values as well as end-of-quarter closing values for each of the basket components for each quarter in the period from January 1, 2011 through February 8, 2016. The closing values on February 8, 2016 were (i) in the case of the SPX Index, 1,853.44, and (ii) in the case of the EEM Shares, $29.60. The related graphs set forth the daily closing values for each of the basket components in the same period. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical information of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on any of the determination dates.

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S&P 500® Index	High ($)	Low ($)	Period End ($)
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter (through February 8, 2016)	2,043.94	1,853.44	1,853.44

The S&P 500® Index Daily Index Closing Values January 1, 2011 to February 8, 2016

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iShares® MSCI Emerging Markets ETF (CUSIP 61759G182)	High ($)	Low ($)	Period End ($)
2011
First Quarter	48.69	44.63	48.69
Second Quarter	50.21	45.50	47.60
Third Quarter	48.46	34.95	35.07
Fourth Quarter	42.80	34.36	37.94
2012
First Quarter	44.76	38.23	42.94
Second Quarter	43.54	36.68	39.19
Third Quarter	42.37	37.42	41.32
Fourth Quarter	44.35	40.14	44.35
2013
First Quarter	45.20	41.80	42.78
Second Quarter	44.23	36.63	38.57
Third Quarter	43.29	37.34	40.77
Fourth Quarter	43.66	40.44	41.77
2014
First Quarter	40.99	37.09	40.99
Second Quarter	43.95	40.82	43.23
Third Quarter	45.85	41.56	41.56
Fourth Quarter	42.44	37.73	39.29
2015
First Quarter	41.07	37.92	40.13
Second Quarter	44.09	39.04	39.62
Third Quarter	39.78	31.32	32.78
Fourth Quarter	36.29	31.55	32.19
2016
First Quarter (through February 8, 2016)	32.19	28.25	29.60

Shares of the iShares® MSCI Emerging Markets ETF Daily Closing Prices January 1, 2011 to February 8, 2016

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Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this preliminary pricing supplement.

Additional Provisions:
Shares underlying index:	The MSCI Emerging Markets Index
Share underlying index publisher:	MSCI Inc.
SPX Index publisher:	S&P Dow Jones Indices LLC
Denominations:	$10 and integral multiples thereof
Book entry security or certificated security:	Book entry. The notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the depositary and will be registered in the name of a nominee of the depositary. The depositary’s nominee will be the only registered holder of the notes. Your beneficial interest in the notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the depositary. In this preliminary pricing supplement, all references to payments or notices to you will mean payments or notices to the depositary, as the registered holder of the notes, for distribution to participants in accordance with the depositary’s procedures. For more information regarding the depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.
Senior security or subordinated security:	Senior
Specified currency:	U.S. dollars
Interest:	None
Call right:	The notes are not callable prior to the maturity date.
Minimum ticketing size:	$1,000 / 100 notes
Tax considerations:	In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Contingent Payment Notes.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. If the notes were priced on February 8, 2016, the “comparable yield” for the notes would be a rate of 3.1336% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a single projected amount equal to $12.0507 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement. You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2016	$0.1158	$0.1158

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July 1, 2016 through December 31, 2016	$0.1585	$0.2743
January 1, 2017 through June 30, 2017	$0.1610	$0.4353
July 1, 2017 through December 31, 2017	$0.1635	$0.5988
January 1, 2018 through June 30, 2018	$0.1661	$0.7649
July 1, 2018 through December 31, 2018	$0.1687	$0.9336
January 1, 2019 through June 30, 2019	$0.1713	$1.1049
July 1, 2019 through December 31, 2019	$0.1740	$1.2789
January 1, 2020 through June 30, 2020	$0.1767	$1.4556
July 1, 2020 through December 31, 2020	$0.1795	$1.6351
January 1, 2021 through June 30, 2021	$0.1823	$1.8174
July 1, 2021 through December 31, 2021	$0.1852	$2.0026
January 1, 2022 through the Maturity Date	$0.0481	$2.0507

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed under “United States Federal Taxation – Tax Consequences to Non-U.S. Holders – Possible Application of Section 871(m) of the Code” in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a 30% withholding tax on certain “dividend equivalents” paid or deemed paid with respect to U.S. equities or equity indices under certain circumstances. However, in light of recently promulgated Treasury regulations under Section 871(m) of the Code, the withholding tax generally will not apply to the notes.

As discussed in the accompanying prospectus supplement under the section called “United States Federal Taxation—FATCA Legislation,” the withholding rules generally referred to as “FATCA” will apply to the notes, except that, under a recent Internal Revenue Service notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a disposition of the notes before January 1, 2019.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.
Trustee:	The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Calculation agent:

The calculation agent for the notes will be MS & Co. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the payment at maturity shall be made by the calculation agent and shall be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of the notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive at maturity or whether a market disruption event has occurred. See “Antidilution Adjustments,” “Market disruption event,” “Discontinuance of the SPX Index; alteration of method of

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calculation” and “Discontinuance of the EEM Shares and/or the share underlying index; alteration of method of calculation” below. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.
Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index business day:	Any day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the SPX Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.
Trading day:	A day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, The NASDAQ Stock Market LLC (the “NASDAQ”), the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.
Index closing value:	The index closing value for the SPX Index on any index business day will be determined by the calculation agent and will equal the official closing value of the SPX Index, or any SPX Successor Index (as defined under “—Discontinuance of the SPX Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on that index business day by the SPX Index publisher. In certain circumstances, the index closing value will be based on the alternate calculation of the SPX Index described under “—Discontinuance of the SPX Index; alteration of method of calculation.”
Closing price:

Subject to the provisions set out under “Discontinuance of the EEM Shares and/or the share underlying index; alteration of method of calculation” below, the closing price for one share of the EEM Shares (or one unit of any other security for which a closing price must be determined) on any trading day means:

(i)	if the EEM Shares (or any such other security) are listed on a national securities exchange (other than the NASDAQ), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the EEM Shares (or any such other security) are listed,
(ii)	if the EEM Shares (or any such other security) are securities of the NASDAQ, the official closing price of the EEM Shares published by the NASDAQ on such day, or
(iii)	if the EEM Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day for the EEM Shares.
If the EEM Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the EEM Shares (or one unit of any such other security) on any trading day shall mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day. If a market disruption event (as defined below) occurs with respect to the EEM Shares (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the EEM Shares o (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day shall be the mean, as determined by the calculation agent, of the bid prices for the EEM Shares (or any such other security) for such trading day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, such closing price shall be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” shall include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA.
Market disruption event:	Market disruption event means: (A) with respect to the SPX Index:

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(i) the occurrence or existence of any of the following events

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the SPX Index (or the SPX Successor Index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the SPX Index (or the SPX Successor Index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the SPX Index (or the SPX Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; or

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event with respect to the SPX Index exists at any time, if trading in a security included in the SPX Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the SPX Index shall be based on a comparison of (x) the portion of the value of the SPX Index attributable to that security relative to (y) the overall value of the SPX Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event with respect to the SPX Index exists at any time: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the SPX Index by the primary securities market trading in such contracts or funds by reason of (A) a price change exceeding limits set by such securities exchange or market, (B) an imbalance of orders relating to such contracts or funds or (C) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the SPX Index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the SPX Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

(B) with respect to the EEM Shares:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of the EEM Shares on the respective primary market for the EEM Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the EEM Shares as a result of which the reported trading prices for the EEM Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the EEM Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, or

(b) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the share underlying index for the EEM Shares on the relevant exchange(s) for such securities, as applicable, for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

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(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the EEM Shares or the share underlying index for the EEM Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the share underlying index for the EEM Shares is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such share underlying index shall be based on a comparison of (x) the portion of the level of the share underlying index attributable to that security relative to (y) the overall level of the share underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred with respect to the EEM Shares: (1) a limitation on the hours or number of days of trading shall not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the EEM Shares or in the futures or options contracts related to the share underlying index for the EEM Shares shall not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the EEM Shares or the share underlying index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts shall constitute a suspension, absence or material limitation of trading in futures or options contracts related to the EEM Shares or the share underlying index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the EEM Shares or the share underlying index are traded shall not include any time when such securities market is itself closed for trading under ordinary circumstances. Regarding any permanent discontinuance of trading in the EEM Shares, see “Discontinuance of the EEM Shares and/or the share underlying index; alteration of method of calculation” below.

Relevant exchange:

Relevant exchange means:

(i) with respect to the SPX Index, the primary exchange(s) or market(s) of trading for (i) any security then included in the SPX Index, or any SPX Successor Index, and (ii) any futures or options contracts related to the SPX Index or to any security then included in the SPX Index; and

(ii) with respect to the EEM Shares, the respective primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the relevant share underlying index or any Successor Index to such share underlying index.

Postponement of determination dates:

The determination dates are subject to postponement due to non-index business days, non-trading days or certain market disruption events, as described in the following paragraph.

If any scheduled determination date, including the final determination date, is not an index business day or if a market disruption event with respect to the SPX Index occurs on any scheduled determination date, the index closing value of the SPX Index for such date will be determined on the immediately succeeding index business day on which no market disruption event shall have occurred, and the basket closing value shall be determined on the later of such date as so postponed and the date on which the closing value for each of the basket components is available; provided that the index closing value of the SPX Index for such scheduled determination date will not be determined on a date later than the fifth index business day after such scheduled determination date, and, if there is a market disruption event with respect to the SPX Index on such date, the calculation agent will determine the index closing value of the SPX Index on such date of the SPX Index in accordance with the formula for calculating such index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the SPX Index.

If any scheduled determination date, including the final determination date, is not a trading day or if there is a market disruption event on such day with respect to the EEM Shares, the determination

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date only for the underlying shares shall be the next succeeding trading day on which there is no market disruption event with respect to such underlying shares, and the basket closing value shall be determined on the later of such date as so postponed and the date on which the closing value for each of the basket components is available; provided that if a market disruption event has occurred on each of the five consecutive trading days immediately succeeding such scheduled determination date, then (i) such fifth succeeding trading day shall be deemed to be the relevant determination date for any such underlying shares notwithstanding the occurrence of a market disruption event on such day and (ii) with respect to any such fifth trading day on which a market disruption event occurs, the calculation agent shall determine the closing price of the underlying shares on such fifth trading day based on the mean, as determined by the calculation agent, of the bid prices for the underlying shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, any such closing price shall be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.
Postponement of the maturity date:	If, due to a market disruption event or otherwise, the final determination date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date shall be postponed to the second business day following that final determination date as postponed, by which date the basket component closing value of each basket component has been determined.
Discontinuance of the SPX Index; Alteration of Method of Calculation:

If S&P Dow Jones Indices LLC, or any respective successor publisher of the SPX Index (the “SPX Index publisher”), discontinues publication of the SPX Index and the SPX Index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued SPX Index (such index being referred to herein as a “SPX Successor Index”), then any subsequent index closing value for the SPX Index will be determined by reference to the published value of such SPX Successor Index at the regular weekday close of trading on any index business day that the index closing value is to be determined, and, to the extent the index closing value of the successor index differs from the index closing value of the SPX index at the time of such substitution, proporationate adjustments will be made by the calculation agent to the initial basket component value for the SPX Index.

Upon any selection by the calculation agent of an SPX Successor Index, the calculation agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the notes, within three trading days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the SPX Index publisher discontinues publication of the SPX Index prior to, and such discontinuance is continuing on, any determination date and the calculation agent determines, in its sole discretion, that no SPX Successor Index is available at such time, then the calculation agent will determine the index closing value for such date. The index closing value will be computed by the calculation agent in accordance with the formula for calculating the SPX Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting the SPX Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the notes.

If at any time the method of calculating the SPX Index or an SPX Successor Index, or the value thereof, is changed in a material respect, or if the SPX Index or an SPX Successor Index is in any other way modified so that such index does not, in the sole opinion of the calculation agent, fairly represent the value of the SPX Index or such SPX Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to the SPX Index or such SPX Successor Index, as the case may be, as if such changes or modifications had not been made, and

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the calculation agent will calculate the basket component closing value for the SPX Index with reference to the SPX Index or such SPX Successor Index, as adjusted. Accordingly, if the method of calculating the SPX Index or such SPX Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the SPX Index or such SPX Successor Index as if it had not been modified (e.g., as if such split had not occurred).
Discontinuance of the EEM Shares and/or the share underlying index; alteration of method of calculation:

If trading in the EEM Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued, or the exchange traded fund relating to the EEM Shares is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the closing price of the EEM Shares on any trading day following the Discontinuance or Liquidation Event shall be determined by the calculation agent and shall be deemed to equal the product of (i) the closing value of the share underlying index for the EEM Shares (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating the share underlying index following such Discontinuance or Liquidation Event) and (ii) a fraction, the numerator of which is the closing price of the EEM Shares and the denominator of which is the closing value of such share underlying index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a closing price was available.

If, subsequent to a Discontinuance or Liquidation Event, the share underlying index publisher discontinues publication of the share underlying index and such share underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued share underlying index (such index being referred to herein as a “Successor Index”), then any subsequent closing price for the EEM Shares on any trading day following a Discontinuance or Liquidation Event shall be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such trading day.

If, subsequent to a Discontinuance or Liquidation Event, the share underlying index publisher discontinues publication of the share underlying index prior to, and such discontinuance is continuing on, any determination date, and the calculation agent determines, in its sole discretion, that no Successor Index is available at such time, then the calculation agent shall determine the closing price for the EEM Shares for such date. Such closing price shall be computed by the calculation agent in accordance with the formula for calculating the share underlying index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently composing the share underlying index without any rebalancing or substitution of such securities following such discontinuance.

Alternate exchange calculation in case of an event of default:

If an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

•    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by

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the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the notes as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•    no quotation of the kind referred to above is obtained, or

•    every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final determination date, then the Acceleration Amount will equal the principal amount of the notes.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•    A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•    P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Antidilution adjustments:

If the EEM Shares are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor for the EEM Shares shall be adjusted by the calculation agent to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the EEM Shares.

No adjustment to the adjustment factor pursuant to the paragraph above shall be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted shall be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

The calculation agent shall be solely responsible for the determination and calculation of any adjustments to any adjustment factor or method of calculating the adjustment factor and of any related determinations and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

Use of proceeds and	The proceeds we receive from the sale of the notes will be used for general corporate purposes. We

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hedging:

will receive, in aggregate, $10 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in the basket components or the component stocks of the basket components and other financial instruments related to the basket components, in futures and/or options contracts on the basket components or the component stocks of the basket components and other financial instruments related to the basket components listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial basket component values, and, therefore, could increase the values at or above which the basket components must close on the determination dates before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the term of the notes, including on any determination date, by purchasing and selling the basket components or the component stocks of the basket components and other financial instruments related to the basket components, futures or options contracts on the basket components or the component stocks of the basket components and other financial instruments related to the basket components listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination dates approach. We cannot give any assurance that our hedging activities will not affect the values of the basket components, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions

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involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.30 for each note they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each note.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

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Market-Linked Notes due February 16, 2022

Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

In order to facilitate the offering of the notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the agent may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes, for its own account. The agent must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the notes or the securities underlying the basket components in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of notes. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” above.
Selling restrictions:

General

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this preliminary pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this preliminary pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agent or any dealer.

The agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this preliminary pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for the agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply the notes:

Brazil

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this preliminary pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This preliminary pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

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Market-Linked Notes due February 16, 2022

Based on the Value of a Weighted Basket composed of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

Where you can find more information:

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 19, 2014

Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

Terms used but not defined in this preliminary pricing supplement are defined in the prospectus supplement, in the index supplement or in the prospectus. As used in this preliminary pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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